For immediate release:              July 15, 1998

For more information:               Shirley Swarthout (217) 424-6400

NOTE: Illinova's management is taking advantage of safe harbor disclosure provisions by issuing this report which contains estimates, projections and other forward-looking statements that involve risks and uncertainties. Actual results or outcomes could differ materially from those provided in the forward-looking statements as a result of such important factors as: the outcome of state and federal regulatory proceedings affecting the restructuring of the electric and gas utility industries; the impacts of new laws and regulations relating to restructuring, environmental, and other matters have on Illinova and its subsidiaries; the effects of increased competition on the utility businesses; risks of owning and operating a nuclear facility; changes in prices and cost of fuel; factors affecting non-utility investments, such as the risk of doing business in foreign countries; construction and operation risks; and increases in financing costs. All forward-looking statements are based upon information presently available, and Illinova assumes no obligation to update any forward-looking statements.

          ILLINOVA POSTS SECOND-QUARTER LOSS; PREDICTS BREAK-EVEN YEAR

     DECATUR, Ill. -- Illinova Corp. today announced a loss of $47 million, or 66 cents per share (basic and diluted), for the second quarter 1998. This compares to earnings of $31 million, or 42 cents per share (basic and diluted), for the same period a year ago.
         After experiencing unprecedented and unexpected prices for power purchases during the last week of June, Illinova earlier this month said Illinois Power's projected replacement power costs in 1998 would significantly exceed previous projections and that Illinova expected modest, if any, earnings for the year.
         "Based on what we now know, we expect 1998 earnings to be at or near break-even," said Larry F. Altenbaumer, chief financial officer for Illinova and Illinois Power. "We base these projections on an uncertain and highly volatile electric power market, which could cause material changes to our outlook as the year progresses."
         The revised earnings projections are based primarily on higher purchase prices for replacement power and greater than previously projected expenditures for recovery efforts at Clinton Power Station.
         Replacement power costs exceeded expectations by $49 million during the second quarter, and the company recorded an additional $58 million for higher replacement power costs expected in July and August.
         Clinton Power Station operations and maintenance expenses (O&M) for the quarter increased by $22 million over the same period in 1997.
         Good progress is being made toward restarting the Clinton Power Station prior to year's end, but increased expenses are needed to support the overall recovery process. The company now projects that Clinton expenditures for 1998 will total $195 million -- approximately $45 million higher than previously expected.
         Altenbaumer said the added costs for replacement power and Clinton restart costs should impact only 1998's financial results and, because Clinton is expected to be back in operation by year's end, should have little effect on 1999.
                                                      - 30 -

Please see the attached Illinova Corp. Consolidated Statements of Income.